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EXHIBIT 10.1


                      COMMUNICATION TECHNOLOGY ADVISORS LLC
                    18 CORPORATE WOODS BOULEVARD, THIRD FLOOR
                                ALBANY, NY 112211
                        (518) 463-632, FAX (518) 462-3045

As of May 15, 2005

Globix Corporation
139 Centre Street
New York, New York 10013
Attention: Peter K. Stevenson
           President and CEO

Dear Peter:

         Reference is made to that certain consulting agreement dated April 19, 2002 (the "Globix Agreement") between Communication Technology Advisors LLC ("CTA") and Globix Corporation ("Globix" or the "Company") and that certain consulting agreement dated January 15, 2003 between CTA and NEON Communications, Inc. (collectively, the "Agreements"). The purpose of this agreement is to terminate the Agreements and to set forth our new agreement as more fully described below.

         1. TERMINATION OF AGREEMENTS. The parties hereto agree that the Agreements are hereby terminated, except for those terms and conditions of the Agreements that specifically survive termination of the Agreements; provided, however, the parties hereto agree that no portion of paragraph 3 of the Globix Agreement shall survive this termination of the Agreements.

         2. ENGAGEMENT. Globix hereby retains CTA to support the Company's ongoing business activities, including, without limitation, the integration of the businesses of each of Globix and NEON Communications, business development opportunities and such other general business support and advice. As such, CTA will perform the following services (the "Services"), as may be requested by the Company or its Board of Directors from time to time:

         a) Assist senior management with the overall implementation of the Company's business plan, as it relates to strategic growth by identifying, analyzing and developing partnerships, alliances and other business opportunities and relationships;

         b) Assist senior management with the operations of the Company, including review and recommendations with respect to the Company's sales and marketing efforts and network improvements and maintenance, and monitoring operating performance of the Company's monthly operating results;

         c) In connection with the foregoing, CTA will use its best efforts to make Patrick Doyle available to Globix as the Chief Integration Officer. In such capacity, Mr. Doyle will oversee all of CTA's involvement in the integration of the businesses of each of Globix and NEON;

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         d)       Review with, and make recommendations to, senior management with respect to the financial condition of the Company, including monitoring revenue levels, assisting with the reduction of liabilities and reviewing capital expenditures;

         e) Provide advice and assistance with respect to customer and vendor relations of the Company, specifically by leveraging CTA's contacts and experience, related parties, affiliates and other contacts for revenue opportunities and leveraging combined purchasing opportunities for such parties;

         f) Provide advice and assistance with regard to general industry trends and competitive and market conditions in the business areas in which the Company operates; and

         g) Provide such other business advice and assistance as may be reasonably requested from time to time by the Company or its Board of Directors during the term hereof.

         In addition to the foregoing, CTA agrees that it will also from time to time present merger and acquisition advice and opportunities to the Company. The parties agree to negotiate in good faith for a success fee for CTA in the event that any such advice or opportunities results in the consummation of a merger or acquisition for the Company.

         CTA shall perform the Services contemplated hereunder in a good and workmanlike manner.

         3. TERM. The term of the engagement contemplated by this Agreement (the "Term") shall commence on the date hereof (the "Commencement Date") and end on May 14, 2006, unless earlier terminated in accordance herewith. This Agreement may be extended by written agreement of the parties.

         4. FEES AND EXPENSES. In consideration of the Services, the Company shall pay CTA a monthly fee of $120,000 beginning on Commencement Date for the Term of the engagement All payments contemplated hereunder shall 'be made on or before the fifteenth of each month during the Term hereof and shall be made by wire transfer in accordance with written instructions delivered by CTA to the Company.

         In addition to the monthly fees contemplated above, the Company shall reimburse CTA for all reasonable out-of-pocket expenses incurred by CTA in connection with CTA's obligations under this Agreement upon presentation to the Company of appropriate supporting documentation relating to such expenses. All expense reimbursement hereunder shall be made to CTA within a commercially reasonable time period upon the presentation of such documentation to the Company.


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         5. INDEPENDENT CONTRACTOR. CTA shall serve as an independent contractor to the Company and as such shall be responsible for all tax payments, estimated tax payments or other tax liabilities, as required for itself and each consultant and employee. CTA hereby expressly acknowledges and agrees that (a) it and each of its consultants and employees is an independent contractor and is not an employee of the Company, and (b) neither this Agreement nor any action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that CTA or any consultant or employee of CTA is an employee of the Company or has any rights as an employee of the Company.

         6. CONFIDENTIALITY. CTA, agrees not to use any Confidential Information (defined below) or disclose any Confidential Information to anyone other than employees, principals, consultants, attorneys and other professionals of CTA, who have acknowledged this confidentiality covenant and agree to be bound by it. This confidentiality covenant shall be effective on the date hereof and shall survive the termination of this Agreement. For purposes of this Consulting Agreement, "Confidential Information" is (a) information contained in any materials delivered to CTA pursuant to this Agreement, and (b) information which relates to the Company's business affairs or that of any of its affiliates, but does not include any information otherwise publicly available through no act or failure to act on the part of CTA.

         7. TERMINATION. This Agreement may be terminated prior to the end of the Term hereof and the rights and remedies of the parties upon such termination shall be as set forth in this section. Either party (the "Non-defaulting Party") may terminate this Agreement upon a material breach of this Agreement by the other party (the in "Defaulting Party") if such material breach is not cured by the Defaulting Party within ten (10) days of its receipt of written notice regarding such breach from the Non-defaulting Party. Other than termination as a result of a material breach by CTA, the Company may terminate this Agreement only by giving written notice to CTA of the Company's intention to terminate this Agreement accompanied by payment of all billed and unpaid amounts due hereunder from the Company to CTA for Services rendered through the date of termination, plus all reimbursable amounts for which CTA has delivered to the Company an invoice on or before the termination date (all unbilled amounts shall be billed promptly, but shall not have a bearing on the termination). Not later than 30 days following the termination date, CTA shall provide the Company with an itemized invoice for (A) the number of months remaining in the Term hereof times $120,000 and (B) all reimbursable expenses incurred but not billed by CTA prior to the termination date, The Company will remit the amount set forth on such invoice to CTA within 30 days following receipt of the itemized invoice.

         8. INDEMNIFICATION. This Agreement will confirm that the Company agrees to indemnify and hold harmless CTA and its affiliates, the respective members, directors, officers and employees of CTA and its affiliates (as defined in the Securities Exchange Act of 1934, as amended) and each person, if any, controlling CTA or any of its affiliates (CTA and each such person and entity being referred to as an "Indemnified Person"), to the fullest extent legally permissible from and against any and all losses, claims, damages or liabilities or actions related to or arising out of this engagement or the role of CTA in connection herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all fees and expenses (including, without limitation, reasonable attorneys' fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any


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compromise or settlement not approved by the Company or which result primarily from the fraud, willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that results from the fraud, willful misconduct or gross negligence of the Indemnified Person. The foregoing agreement shall be in addition to any rights that either party may have at common law or otherwise, including, without limitation, any right to contribution.

         If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant or a claimant which such person reasonable believes will result in the commencement of any such action or proceeding, such indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of such claim. In case any such action or proceeding shall be brought against any Indemnified Person, the Company shall be entitled to participate in such action or proceeding with counsel of the Company's choice, or compromise or settle such action or proceeding, at its expense (in which case, the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person); provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment.

         Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses, at least quarterly), if (i) the use of counsel chosen by the Company to represent such Indemnified Person would, in the written opinion of counsel to the Indemnified Person, present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such action or proceeding include both Indemnified Person(s) and the Company, and such indemnified Person(s) shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case, the Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person), (iii) the Company shall not have employed counsel within twenty (20) business days after notice of the institution of such action or proceeding (or such shorter period if necessitated by the action); or (iv) the Company shall authorize such Indemnified Person to employ separate counsel at the Company expense; provided, however, that all such Indemnified Persons shall be limited to, and the Company's obligation hereunder to bear reasonable fees and expenses of separate counsel shall be satisfied by, the employment of one counsel for such action for all Indemnified Persons.

         In order to provide for just and equitable contribution, if a claim of indemnification hereunder is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal), even though the express provisions hereof provide for indemnification in such case, then the Company and CTA shall contribute to the losses, claims, damages, judgments, liability or costs to which the Indemnified Person may be subject in accordance with the relative benefits received by, and the relative fault of, each in connection with the statements, acts or omissions which resulted in such losses, claims, damages, judgments, liabilities or costs, The parties agree that a pro


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rata allocation would be unfair. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, CTA shall not be obligated to contribute to any amount hereunder that exceeds the amount of fees previously received by CTA for its services to the Company under this Agreement. These indemnification provisions shall (i) remain operative and in full force and effect regardless of
(A) any termination of this Agreement other than for fraud, willful misconduct or gross negligence, or (B) completion of the engagement by CTA; (ii) inure to the benefit of any successors, assigns, heirs or personal representatives of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.

         9. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be modified, except in writing signed by both parties, This Agreement may be executed in counterparts, each of which shall constitute an original. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. This Agreement supersedes in all respects all prior agreements between the Company and CTA.

         10. SURVIVAL. The provisions of paragraphs 4 and 7 relating to the Company's obligation in respect of CTA's fees and paragraph 8 relating to indemnification shall survive any termination of this Agreement, in accordance with their terms.

         11. BINDING OBLIGATION; CHOICE OF LAW; JURISDICTION. Upon execution by both parties, and subject to the approval of the Company's Board of Directors, this Agreement will constitute a legally binding agreement between the Company and CTA. The parties agree that the laws of the State of New York shall apply regarding the interpretation and enforcement of this Agreement. The jurisdiction and venue for all actions relating to this Agreement shall be the state and federal courts located in New York County, New York.

         12. NOTICES. All notices pursuant to this Agreement shall be in writing, and hand delivered or mailed by first class mail, postage prepaid, or sent via facsimile or overnight courier service to the attention of the person listed below and to the party intended as the recipient thereof at the address of such party set forth below, or at such lather address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this paragraph .

         If to CTA:        Communication Technology Advisors LLC
                           18 Corporate Woods Boulevard, Third Floor
                           Albany, New York 12211
                           Fax: (518) 462-3045

         If to Globix:     Globix Corporation
                           139 Centre Street
                           New York., New York 10013
                           Attention: President and Chief Executive Officer
                           Fax: (212) 625-7425


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         13. Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing under this Agreement, nor affect any subsequent breach, nor affect the effectiveness of this Agreement or any part hereof; nor prejudice either party as regards any subsequent action.

         If this letter does agreeably set forth the terms and conditions of the subject matter hereof, please so indicate by signing a copy of this Agreement and returning it to CTA.

                                         Very truly yours,

                                         Communication Technology Advisors LLC


                                         By: /s/ Jared E. Abbruzzese, Sr.
                                             ---------------------------------
                                             Jared E. Abbruzzese, Sr.
                                             Chairman


Agreed to and accepted this ___ day of May 2005.

Globix Corporation


By:/s/Peter K. Stevenson
   ---------------------
Name: Peter K. Stevenson


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